Prospectus Supplement Pursuant to Rule 424(b)(3)

to Prospectus dated June 24, 2008

Registration No. 333-150335

FOAMEX INTERNATIONAL INC.

Offering of 117,384,615 Shares of Common Stock

Foamex International Inc. is extending its offering of shares of its common stock for purchase by lenders under its second lien term loan facility. The offering will expire at 5:00 PM, New York City time, on August 12, 2008.

All other information contained in the prospectus noted above remains unchanged.

Dated: July 24, 2008